Exhibit 99.2

ClearSign Technologies Corporation [CLIR]

Third Quarter 2020 Results Conference Call

Thursday, November 19, 2020, 5:00 PM EDT

Company Participants

Matthew Selinger, Investor Relations

Brian Fike, Chief Financial Officer

Jim Deller, Chief Executive Officer

Analysts and Private Investors

Amit Dayal, H.C. Wainwright

Unknown Analyst

Robert Kecseg, Las Colinas Capital Management

Jeff Feinglas, Private Investor

Presentation

Operator: Good afternoon, and welcome to the ClearSign Technologies third quarter conference call.

(Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger, Investor Relations. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation's Third Quarter 2020 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products and other risks that are described in ClearSign's public periodic filings with the SEC, including a discussion in the Risk Factors section of the 2019 Annual Report on the Form 10-K. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer, and Brian Fike, ClearSign's Chief Financial Officer. So at this point, I would like to turn the call over to Brian Fike. Brian, please go ahead.

Brian Fike: Thank you, Matthew, and thank you, everyone, for joining us today. Our financial results were included on the Form 10-Q the company filed with the SEC on November 13.

The cash burn for the quarter ended September 30, 2020, was $1.1 million, compared to $1.6 million in the same period of 2019. This decline reflects the reductions made to operating expenses and is representative of the changes made in the company's operations since the first quarter of last year. This increased efficiency is mainly attributable to the systematic focus on prioritized projects, selective use of outsourced consultants and a more rigorous project planning and budgeting approval processes.

Our cash and investment resources were about $10.6 million at the end of the third quarter of 2020, compared to $5.7 million at the end of the second quarter of 2020.

Shares outstanding on September 30 of 2020 were 30,043,186.

On August 24 of 2020, we closed a public offering pursuant to which we issued approximately 2,587,000 shares of common stock for gross proceeds of approximately $5,175,000 or $2 per share. This bolsters the company's cash position, which we believe will enable us to bring our current product developments to market.

On September 30 of 2020, clirSPV LLC, our largest shareholder, executed its right to purchase approximately 654,000 shares of the company's unregistered common stock, also at the same price of $2 per share. This resulted in further cash inflow of $1.3 million to bolster our balance sheet.

It is important to note that with our quarter-ending balances, we now have sufficient working capital available to carry us comfortably into 2022, and that is without revenue from any other sources.

Before turning the call over to Jim, I wanted to take a moment to address an item in the 10-Q that we've already received a few questions about. We are showing cost of goods sold without revenue because that is required under the accounting standard for revenue ASC 606. In this case, we have had some first-out-of-the-gate projects that we anticipate will go over budget for onsite man hours. As such, the potential losses are reflected now in cost of goods sold, as the cost items on these projects are mainly ClearSign employee labor, which is already included in all of our cash projections. These have minimal impact on our projected cash flows or other projections.

And with that, I would like to turn the call over to our Chief Executive Officer, Jim Deller. Please go ahead, Jim.

Jim Deller: Thank you, Brian, for that financial overview. Hello, everyone, and welcome to the ClearSign Technologies third quarter conference call.

Prior to the last call, we had just announced the signing of our collaborative alliance with Zeeco, Inc., a world-leading burner manufacturer based in Broken Arrow, a city bordering Tulsa, Oklahoma. At that time, we were just about to embark on the execution of our first burner order for ExxonMobil, which is also to be our first jointly executed project at the Zeeco facility and with the involvement of the Zeeco team.

For anyone not familiar with this project, the scope of supply included the fabrication of test burners for setup and optimization and demonstration of the burners in the industrial full-scale test furnaces at Zeeco. The testing for this project is extensive and includes the setup of four burners, exactly as they will be in the ExxonMobil heater, and the demonstration of the burner operation over an extensive range of operating conditions and with a wide range of fuel gases covering the needs of all the heaters in ExxonMobil's large and complex Baytown refinery.

As we have previously mentioned, the requested operating ranges are above and beyond the normal or average order, and while this adds additional demands on our technology and the extended ClearSign/Zeeco testing team, this is because we believe ExxonMobil are using this opportunity to validate the ClearSign Core™ technology for wide-ranging applications across their refineries, and not just for this one particular heater.

The burners are currently installed in the Zeeco test furnace and we are making steady progress with the testing protocol. At the completion of this testing program, we anticipate that we will have greatly expanded the operating range and developed the knowledge and tools to design ClearSign Core burners suitable for installation and successful operation in almost every of its fired, round burner-heater configurations. This is by far the most common type in all hydrocarbon-processing plants.

In other words, and it is pertinent to emphasize that, because the breadth of the goals of this project far exceed normal operating parameters, on completion of the testing protocol we expect ExxonMobil and we believe the industry at large will have great confidence in the future selection of ClearSign Core technology for safe and reliable, operationally efficient emissions-reduction projects.

While the testing and burner demonstration continues, there has been one change to our anticipated timeline for this project. The planned installation of these burners at the Baytown refinery has now been rescheduled for fall of 2021. This is a little later than we originally anticipated, but given the complex planning and the scheduling of resources and equipment that goes into preparing for a refinery shutdown, these things can happen. While we are obviously looking forward to having these burners installed and proven in the field, we are very much focused on completing the testing and demonstration in the Zeeco facility as soon as possible. In reality, the test will be the most demanding demonstration of the ClearSign Core burner's capabilities, so completing it will provide a very significant statement about the performance of the ClearSign Core-enabled burner technology.

As an aside, we are also able to take the opportunity to demonstrate the burners in this multiple-burner installation for other customer projects during this testing process, so we're truly making the most of this testing program.

Given that I have discussed the ongoing burner testing and hopefully also given some insight into the extensiveness of the multi-burner testing required as part of our ExxonMobil order, I want to comment on, and say thank you to, our Zeeco partners. This project was the first real interaction we have had with the Zeeco operations team and technical team. Until this point, our engagement has been with the Zeeco ownership and senior management. From the very first engagement when our team started working with the Zeeco technical staff, their enthusiasm for our new collaboration and technology, their work ethic and can-do attitude has been impressive.

I also want to thank the management of Zeeco, because to present a new collaboration and very novel technology to a team extremely and rightly proud of their existing product line in this very conservative industry in such a way as to result in the engagement and reception we received, is equally as impressive. For our collaboration to start this way makes us very enthusiastic about the future.

Of course, the ExxonMobil project is not the only project we have in the execution process. On October 13 we announced an additional multi-burner order for a major North American infrastructure company. This is another multi-burner installation going into the California market and is also a new market vertical for us. This was also sold as part of a heater emissions-reduction project being undertaken by our channel partner, California Boiler.

There are a few especially gratifying features of this order. First is that before the ClearSign Core technology was presented, this project was already initiated and planned to proceed with an SCR to reduce the emissions. Secondly, the infrastructure vertical, which includes gas processing of transportation, is a new and potentially large vertical for us. And finally, this sale was made through our channel partner California Boiler, who has proven to be an incredible partner and who is expanding its sales and process burners and flares. This compounding success is illustrative of our strategy to leverage sales channels as we remain asset-light. These burners are, of course, being manufactured by Zeeco and will ship to California for installation early in 2021.

We are also continuing to work with World Oil and have been in continuous and ongoing contact with them and the California South Coast Air Quality Management District. I do not have anything further to confirm regarding this project today, but look forward to being able to announce progress in the near future.

On a more general sales and marketing note, related to our process burner technology, we do have other sales pursuits in the funnel, including repeat customers and other major international refiners, and look forward to making announcements related to these in the coming months. The ClearSign and Zeeco teams have been and continue to work together on branding and publicity. We have jointly decided on a name for the Zeeco/ClearSign Core burner product line. This will be announced shortly, following the completion of legal review. We are also collaborating and coordinating with Zeeco as we create proposals and schedules for new opportunities. Being able to do this with the ability to include full-scale burner testing in the project scope is already being received positively by our customers, as we expected. We anticipate that being able to provide the project-specific performance validation that a fired burner test provides, and which is a normal expectation in the industry, will ultimately lead to increased opportunities for ClearSign and increased sales in the future.

Before moving on to our sensing and boiler burner technologies and our activities in China, I want to give a quick update on our flare technology. Since the last call, all of the four flares sold into California, as announced back in May, have been delivered, installed and started up. This project provided an initial opportunity to put into action our technical designs and procedures with both ASHCOR and California Boiler.

Aside from fulfilling the order, this provided us the opportunity to ensure our jointly delivered product meets customer expectations, and while the project did experience some execution-related issues, these have been identified, resolved and used to improve our joint delivery process going forward. These flares are now working as expected, and unofficial measurements of the emissions taken during commissioning indicate they are running, on average, at about half of the new target NOx level required by the local California regulatory body. Official third-party source testing is expected within the next few months, which we anticipate will certify compliance with local regulations.

As part of our drive to create and deliver simple-to-use, simple-to-install technology with a robust performance capability, we have conducted project post-completion reviews to capture and act on what lessons we can learn to make our products and procedures better going forward, as a standard best practice and one we will continue to implement as our company and business grows. Using this information, we have designed improved ClearSign Core flare components with enhanced performance capabilities that we believe will result in them being even more easily included in our partners' equipment.

As mentioned in our last call, we have completed the design of the ClearSign Eye™ burner Pilot Sensor. This product has been through rigorous durability testing and is being promoted to customers for early adoption and demonstration within the refining and petrochemical industry. We have long-lead items manufactured and ready to combine into sensor packages to send out to our first customers. In addition, we also have sales demonstration models with our sales team to enable our customers to get their hands on the technology as part of the adoption, and ultimately sales, process. This new technology was presented at the American Flame Research Committee conference in October and was very well received.

The market for the ClearSign Eye is global and essentially includes every installed and newly ordered burner that incorporates a pilot with flame detection. We have also discovered that there is an interest in fitting our sensor onto pilots currently without flame detection due to the enhanced fidelity that the ClearSign Eye provides, and the potential of this capability to indicate possible precursors of future problems within a pilot operating system. This is very exciting and potentially meaningful for the expansion of the market for this product and as another driver for its adoption.

We also continue to work on and develop our aerospace application for ClearSign Eye. At this time, our plan is that this application of our technology will be developed through partnerships. We are actively working on this but do not have anything substantial to announce at this time.

This has always been recognized as a potentially great market opportunity; however, because of the nature of the aerospace industry and the regulations involved, it is also complex and the path to commercialization is longer than for our burner products. While we are making progress on a partnership approach to developing this market and technology, this is taking some time, as our focus remains on minimizing capital outlay while maximizing potential income when the product matures, and given the timeline and complexity of this opportunity, this will likely require a different form of collaboration agreement to ultimately bring this ClearSign Eye product to market and the agreements formed and sought for our burner products. We will keep you informed of developments related to this product line.

We mentioned on our last call that our president of ClearSign Asia, Manny Menendez, has been able to obtain a special visa to return to China. I'm pleased to announce that he was able to complete all the other requirements and has endured and passed his 14-day quarantine on arriving in China and is active and working again on the ground there. Since arriving, we have selected and moved into a small fabrication facility and are very close to completing the assembly of our demonstration firetube boiler burner and controls technology. We have gone the extra step of renting our own space rather than assembling the burner at one of our vendors' facilities or the facility of one of the boiler manufacturers with whom we plan to conduct the formal testing to enable us to better control who has access to the details of our technology and designs.

As mentioned on our last call, we have continued to work on our boiler burner products throughout the year, and one of the results of this is that we have developed our boiler burner technology into a single-component burner that can be easily installed in either new boilers or to replace existing boiler burners with minimal, if any, modification. Initial feedback has been that this new configuration will be much better received in the market and would not need any special input from the boiler manufacturer before the ClearSign Core burners are selected and installed.

The new design maintains the same functionality and performance and the same essential geometry and position of the critical components of the previous version of these burners, but provides for a burner that can be installed in a single piece and will be supported totally by the front face of the boiler. All indications are that in this form, our boiler burner technology is in a much more easily adoptable format for our customers and boiler manufacturers. It is this new format that we are now assembling and preparing for installation and performance testing in a firetube boiler in China.

It is appropriate to remind everyone that boiler burners are standardized and the boiler burner technology we develop will make up a range of standard burner products that will be utilized repeatedly as our firetube boiler burner technology is sold and delivered into this expansive market.

At the same time as completing the assembly of the test burner, we are also finalizing details and dates for a test boiler to be available. We do not have an exact date yet but anticipate a test boiler will be ready for us to install a new burner into by the end of this year. Our technical team is ready to assist with the installation and any dialing in of the new design that is required. Due to the travel restrictions, this will be done through a combination of remote support from the U.S.A. on a China work schedule and our team of contract engineers and technical consultants in China. When a burner is set up, an optimization is done. We will make arrangements for the Chinese authorities for the formal performance testing and certification of our burners.

Based on what we have learned from our development of our firetube boiler burner, we have taken the same concept and applied it to our legacy watertube boiler burner product line. You may recall that we have a watertube boiler burner installed in a Chinese heating district boiler in Beijing, and prior to having to leave due to the onset of the COVID-19 pandemic early this year, we had run that boiler up to 97% of full rate with single-digit NOx emissions, exceeding the local government requirements. Due to travel restrictions resulting from the coronavirus pandemic, we have not been able to get our technical team back into China since then, and consequently, while being very close, we have not completed the technical finalization, the control system and the planned formal performance testing and certification of this unit.

The mechanical design considerations of this much larger product are more involved than those of the smaller firetube boiler burner product, but over the last few months, we have completed the structural engineering to create a one-piece watertube burner design that has the potential to update the burner installed in Beijing. Our next objective is to develop a collaboration partner with whom we can progress this design to full commercialization and deployment in the heating districts of Northern China and also potentially in other worldwide medium to large water-style boilers.

I do caution that this is early days yet. New design has to be validated, either in a commercial unit or large-scale test boiler, and a formal collaboration has to be formed with an equipment manufacturer who has the resources to support our product line, development and deployment, and ideally, the engagement in the boiler market space to provide a ready channel to market and a good reputation to facilitate a rapid adoption by our target customers. ClearSign has developed excellent relationships with the senior management of the Beijing heating district, the most prominent and largest heating district in China. So aside from groundbreaking technology, we believe we also have strong customer support to offer to whichever company or companies we choose to align ourselves with as we form collaboration agreements for the commercialization of our boiler burner technology.

While there is clearly work to do before we can take our large watertube boiler burner technology into mainstream production and some key elements to our preferred path are still in progress, I'm encouraged by these recent developments and the opportunity to build on the program we designed of our firetube boiler burner. Of course, we also anticipate building on the firetube boiler burner's performance in China as soon as our demonstration of our technology is completed.

The next few months, there are some key milestones and developments on our horizon. One of the first will be the completion of a multi-burner demonstration being conducted for ExxonMobil at our collaboration partner Zeeco's facility. In this time frame, we also expect to complete the manufacture and delivery of the burners for our infrastructure client in California. While it is uncertain what will materialize in any predicted time frame, we are seeing an uptick in inquiries related to NOx reduction needs in the California market, and we anticipate that this will ultimately translate into an uptick in our business, especially when compounded by increased operational installed equipment, the completion of the ongoing performance test and the joint presentation of the ClearSign Core process burner technology with Zeeco. We are also planning to get a newly market-ready sensor out into the field and into our customers' hands. We do now have a fully functioning demonstration for ClearSign Eye in the Texas Gold Coast area with our local sales team for this purpose. We will, of course, provide updates of progress in this area, at least to the extent permitted by our customers.

Lastly, but very importantly for our near-term opportunities and growth, we anticipate the successful completion, installation, demonstration and certification of our firetube boiler burner in China, and progress in the development of a commercial collaboration to properly deploy our firetube boiler burner business.

Before concluding my prepared remarks, I want to again acknowledge and thank the ClearSign employees for remaining focused and driven despite the working restrictions that we have put in place to control the COVID-19 pandemic. This includes the ClearSign consultants and affiliates, including the Board of Directors, who have continued to perform their duties and services to the company remotely.

That concludes my prepared remarks today. Operator, please open up the line for questions.

Questions and Answers

Operator: (Operator Instructions)

Our first question today comes from Amit Dayal with H.C. Wainwright.

Amit Dayal: With respect to this change in timeline with Exxon for the fall of 2021, is there a concrete date or a concrete sort of timeline for this? And what is driving this shift? Do you need more testing to be done, or is it just timing in terms of being able to deploy this? Any color on that would be helpful. Thank you.

Jim Deller: Hi, Amit. Yes, thank you for your question. The first question regarding timing, the -- I think there's many people who know, the shutdowns with the refineries are a very complicated process that takes a lot of planning. And quite -- I can't speak for Exxon on that. We were notified that the installation date was being changed.

Regarding the testing, we are making very good testing on that progress. Exxon is involved with that, of course, as are Zeeco, being there. The results that we're seeing are being shared almost daily, if not daily, and are extremely encouraging. This is, of course, a very big project for us. The scope of this testing is much broader than for a typical or normal kind of project, and we all went into this testing mutually agreeing the scope, because of what Exxon, we believe, are looking for in burners to deploy across their refinery, and also for ClearSign and for Zeeco, wanting to really take our time and make sure that we get the burner technology ready and proven for wide-scale deployment.

So in saying that, I'd really just remind everyone that we are not taking longer or making more of this testing than we expected. We'd actually planned to really do a thorough job of this testing because we are preparing a product for wide-scale deployment. The -- Exxon is very involved. We are all very much looking forward to getting the burners into the Baytown refinery and firing, but first of all, we've got to control what we can actually control, and that's what we can do. And first of all, we're going to complete this testing as soon as possible. At least we'll get that done, we'll get it proven, we'll get that known, and that way we can get the burners manufactured and shipped down to Baytown so they're ready for ExxonMobil to install as and when their schedule allows. But regarding the planning, you asked if we had any concrete dates; they have indicated that they are now planning this for a later turnaround, but we do not have exact dates of that yet.

Amit Dayal: No, that's fair. I was trying to also maybe get a sense of the window within which you expect to complete all of your testing. And post sort of that clearance, if Exxon gives the okay to go ahead and manufacture these units, is there a timeline within which these milestones could be accomplished?

Jim Deller: Amit, I can't speak for Exxon. I can speak for a typical burner project, and regarding the timeline, we're also running into Thanksgiving on the horizon, but we are -- I believe we are close to completing the program of testing for Exxon and will then conduct the formal witnessed testing. Of course, we have to agree those dates with Exxon around their travel plans also. But it's quite typical, once the testing is complete and the client signs off on the performance, that is our release to go ahead and complete the manufacture of these burners and essentially complete the material part of our order, which would then be the handing over of all those goods to Exxon. So that schedule really has [inaudible]. What has changed is just the installation date being planned by Exxon.

Amit Dayal: Understood. Then just moving on to the pipeline, with respect to the burners, sensors, the flare offerings, can you talk a little bit about, like, what is in the sales pipeline now? And do you expect sort of to build on some of the recent wins you've had? Are these catalysts, potentially, in play for 2021? Just anything, any color on what the pipeline is looking like and how that may sort of come through over the next 12 months.

Jim Deller: Amit, I can talk a little in general. As you appreciate, the schedule for proposals in this business starts with, often, an exploratory or budgetary assessment by a client. So at that point, they have not even committed to the projects themselves. They do know they have a -- or typically, they have a need on the horizon; often that need is a need to reduce their emissions. And they will engage the suppliers of technology and potential solutions very early in that process.

But with the length of time and the way that they go through the evaluations, I don't want to give specific dates and names because there is always so much movement in the pipeline in this industry. But what I can say is, we are seeing more inquiries. We're seeing inquiries come to us more than before, when we had to go out and look for them. So that is very encouraging. We're seeing inquiries that are much more applicable to our technology, which has been quite encouraging. And we are seeing follow-on interest, which gives us confidence that the clients are seeing what we have already done and that they are taking note of that, and that is also acting as a catalyst for increased interest.

So overall, I'm seeing things warm up, if you like. Things are looking very positive. Regarding the time frame and knowing the length of these projects, I do expect things to pick up going forward. Again, I can't quantify for 2021, but I do expect our sales team to be increasingly active as we go through next year.

Amit Dayal: Understood. And this just final question from me. With respect to China, you're mentioned you're setting up a demonstration facility. I guess I have two questions on that. Are you expecting this demonstration facility to be your hub, if you will, to showcase the offering and the value proposition, et cetera? And then, alongside that, who are you currently sort of having these discussions with? Are you speaking mostly with the distributors, or are there any -- is there anyone else in that value chain that you are engaging with? Just trying to get a sense of how that process is working for you right now.

Jim Deller: Certainly. So I'll try and explain a bit more detail of our current situation and path in China, and also a little of why we're going about this the way that we are. The -- or a gateway into China is to get a product -- first you have to prove the performance, and then you get the product certified by the Chinese authorities, and that certification is basically your stamp of approval that allows you to sell it commercially in China. When we're in a position that we have that certification, we are going to be in a much stronger position to -- of course, we can either build the burners ourselves and just start up our own business, but we're trying to keep it a bit asset-light. We really are looking for a collaboration arrangement. But we're in a much better position to negotiate the interests of ClearSign once we have a technology that is certified for sale and proven to perform.

So our first focus at this time is to get to that stage. In the meantime, of course, we are talking to other companies in China. We do have significant interest among boiler manufacturers and burner manufacturers, and actually, in end users as well, but we have not -- certainly not engaged in any detailed conversations with them at this time, primarily because our negotiating position and the ability to form a collaborative agreement that truly respects the value of what ClearSign offers is going to be much better once we have that Chinese certification in place. So this is really a stepping stone.

The demonstration that we are preparing for and setting up is going to be done in a boiler that's set up on the site of one of the Chinese boiler manufacturers. There is no other commitment apart from -- if you look at this from the perspective of a boiler manufacturer, for a boiler manufacturer to have an advanced understanding of how to include a technology like ClearSign's into their equipment potentially gives them an advantageous position in the Chinese market, knowing that the Chinese market is actually one of the most stringent and highly enforced emissions regulation markets in the world, and an extremely large market. So there's a definite advantage for that boiler manufacturer being the first to sample and to gain knowledge of this technology, and they are very aware of that.

Operator: (Operator Instructions)

Our next question comes from [David Brown] with Seeking Alpha.

Unknown Analyst: So I was trying to intimate from your comments a little more clarity about the difference between where we're at with the watertube boiler in China and the firetube boiler. It seemed to me from your comments, if I was reading between the lines correctly, that you are closer, or you feel like it's far less complex, to do the firetube boiler, get that demonstration going and getting that to market quicker because the watertube boiler was a far larger and more complex situation, and your engineers were making great progress, but then COVID happened and that's thrown a little bit of a monkey wrench. Am I reading -- is my -- am I reading between the lines correctly? Was that what I was hearing from your comments?

Jim Deller: I mean, what you state is correct, but there is more to it than that. The two burner designs are very closely coupled. And we have focused on prioritization and what products we can bring to market the fastest. The firetube boiler burner is a smaller device; the mechanical engineering is less complex for that reason. And we also have a test boiler available to us in our office in Seattle that we can continue and make rapid progress on, even when we cannot get into China and work on the watertube product. So while we were prevented from getting into China, we've switched gears and really made great advancements in our overall boiler technology by focusing on the firetube, and now we have taken that design back to China.

We are -- in fact, the burner that we're building now is different from the burner that we envisioned back at the start of this year, because we've made very big improvements to it. So we've modified the designs we have in China. We fabricated that burner in China. The firetube boiler burner is not restricted to the Chinese heating season, so it means that we can continue to make progress even outside of the heating seasons. So this -- so by focusing on the firetube design, it gave us the ability to continue to really push forward and make rapid progress in our boiler burner, even despite the restrictions and the obstacles we've incurred because of the COVID-19 pandemic.

So ultimately, what we're doing on the firetube is also advantageous to the watertube. It was just by progressing the firetube, we're able to make much, much more rapid progress, but that progress is very much is going to be beneficial for the watertube boiler burner as well down the road. But you are right that the firetube is going to be our first product to market, no doubt, in China.

Unknown Analyst: Okay. And I think I was hearing, too, that your engineering has gotten to the point where you basically have a one-piece product, or that's the hope -- you'll have it all finalized and fine-tuned so that you have this one -piece burner that can go into either a retrofit or a brand new burner, and that can be sold and marketed successfully -- much more successfully. Was I hearing that correctly?

Jim Deller: That is correct. But beyond that, we know we have this burner. We have developed it and had it running. In the boiler we have in Seattle, what we have done is basically duplicated that design and had it fabricated by our team in China. That's what our Asian president Mr. Menendez has been doing. So we've taken those drawings. We've converted them to Chinese materials. We've had that manufactured in China. It's in the final stages of assembly right now. The next step is just to install that. But it is essentially duplicating what we've already proven in the Seattle test boiler.

Unknown Analyst: So that's pretty exciting to me to hear that, because it seems like not only would it be applicable to China, which is a huge market, but it could be applicable worldwide to North America and Europe and other markets, if you have a great design that gets great NOx readings and is simple to install. So do you have any color on besides China?

Jim Deller: It is -- it's an opportunity we're very aware of. Obviously, the biggest market right now is China and that's where we're focusing on this launch. And then the next step is to extrapolate the designs. Once we've optimized this first size, we'll be stepping up through the range to build -- like, you don't want one boiler burner, you want a range of boiler burners. You've got to, some ways, got to be first. China is the obvious place to be first. But after that, there is no reason why it's only China. It's just China is where -- China is obviously the highest priority, and that's where we've chosen to start.

Unknown Analyst: Okay, excellent. And just one other question about the ClearSign Eye. And I know that you probably can't tell me a whole lot of details about partnerships and things of that nature, but what I was -- and I've heard in the previous call was, you're very excited about this technology because it's a huge addressable market if you become successful, and you seem to be perhaps the only game in town that has what you have to offer right now. It sounded to me like you're looking for a partnership because you mentioned you wanted to minimize capital outlays because obviously, we're still a tiny company at this point and have limited resources with that. So it sounds like you're looking for a -- what I think I was hearing is, you're looking for a partnership, maybe similar to the Zeeco partnership with -- in the other area, so that you can follow the model of not having huge capital outlays. Is that -- does that sound accurate? I know you probably can't say a whole lot about the details.

Jim Deller: Yes, and it's probably worth clarifying. The ClearSign Eye is our sensor technology. And I think, if you don't mind, another clarification for everyone else that's listening. We have two fields of the ClearSign Eye technology. Both are potentially very expansive markets. The first, which I think is the one you're not referencing, is the pilot sensor, which is destined for refineries and petrochemical plant, and that has a worldwide market. Basically, every burner that uses a pilot in the world is a potential market for that product. That's a product that we are currently manufacturing or having manufactured for us as a ClearSign product, and at this point is the only true ClearSign-manufactured product and that's because it's a single design, off-the-shelf. In the big picture it's a relatively simple design. And that's the one that's done and in the hands of our sales team down in Texas and that one's ready for sale. The -- I believe the ClearSign Eye, the aerospace application, the ClearSign Eye, is the one you're referring to. Obviously the aerospace --

Unknown Analyst: Right, right, yes. So that's a helpful clarification because I was a little bit confused about -- I did understand that what you said, that it could go into any kind of pilot, in any application for a pilot, a burner, in anything. I did understand that part. And so I'm glad to know that you already have a product that's marketable in that niche. And so what you're clarifying is the partnership is likely going to be in the aerospace industry, then.

Jim Deller: That's right, yes. The aerospace industry is obviously a very different industry. One of the advantages of forming collaboration agreements and partnerships is you can select partners who are expert in that particular field. So it clearly makes sense for us to seek a partnership with people who are expert and experienced in the aerospace equipment and manufacturing field.

To get the approvals required for something on an airplane and the like is a long process. We do not want to be in a position of funding a project for many years and the capital outlay that would be involved with that, especially when it involves expertise that we do not have in-house. So again, we will -- we're looking to find a company where we can leverage their specific industry knowledge and pair that with the unique capabilities of the ClearSign Eye sensor technology to solve a problem in the aerospace industry.

But that will be a very different company than the companies who we have formed a collaboration agreement with for the burner industry. The structure of that may also be different. I'll let -- you're right, I can't go into specific details of who we're talking to or what that looks like, but it's the same concept, remaining asset-light, finding a partner with the correct and unique capabilities specific to that particular industry. And then one -- ultimately, down the road, we're doing this for a reason; we also want to make sure that we've got a clear vision of when everything is done and everything is successful, how does ClearSign make money at the end of it?

Unknown Analyst: And just one quick third question, and do you think that the political climate may be changing, so that -- in North America, so that there is a higher demand for your products?

Jim Deller: I think it's certain the political climate in North America is changing. I really can't comment on that in detail. But I think, one -- I had the same question a while ago, regarding the previous administration. But I think the reality is that it's generally the local air boards that are driving the more aggressive emissions regulations, and looking at their local environments. In particular, we are focusing on the markets in California and Texas. So it's the air regulatory bodies there and the mandates that they're putting on the industry within their areas that is driving the emissions-related market for us. To be honest, the relatively short-term nature as the presidential terms change, how much that would immediately impact our business is very difficult to gauge. And I don't think I have any special knowledge about that compared to anybody else, but we're always hopeful.

Unknown Analyst: Yes, fair enough. I just think the last four years, certainly, there's been very little pressure upon the state regulatory boards to ramp things up, for instance, or there might even have been some discouragement. So I'm just noting that in -- just in the back of my mind. But you're right, we don't know for sure how that's going to play out.

Jim Deller: Yes. Thank you, David.

Operator: Our next question comes from Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: The question I had first was, due to this testing and whatever change in parameters and so forth that you've done, is that something that's documented ordinarily so that if engineers from other prospective customers wanted to see that, they could take a look at that and analyze exactly what took place during this testing?

Jim Deller: Absolutely. I mean, the work that we are doing and the technology that we're developing is ClearSign's technology. And really back to a statement I made earlier, one of the reasons that we are and have embarked on such an elaborate test program in this initial order with ExxonMobil and with Zeeco is to develop our technology so that it can be very widely used and to accommodate the needs of, as far as I can recall, almost every refinery heater that uses a [inaudible] fire ground burner. So what we're learning is going to be reflected in our sales drawings. It's going to be reflected in the guarantees we make and the proposals that we send to our customers. Engineers from any company will get to see it and assess it and understand how it works, and how we can apply it with them to solve their problems. But this is very much a development of a ClearSign technology. It's often a -- the opportunity to get these burners into a largescale industrial furnace, to learn how they perform together and to develop the range of products is just something ClearSign has had to do to take our technology from a very unique burner model into a complete market-ready product range. But that is very much owned by ClearSign that we will market and sell going forward.

Robert Kecseg: And am I right in assuming that from the time that this began, I guess, it was about five weeks ago today, and I assume, I guess, that these burners have been running pretty steadily for this entire five-week period? The multiple -- I guess it's a four-burner configuration. Is that right?

Jim Deller: No, that's right, yes. The -- so the heater is set up exactly the same as the destination heater in Baytown. I think when you look at the durability of burners and the testing, one of the reasons that we have test furnaces is that as these burners get put through extremes of operation in a test furnace that you would never put them through in an operational refinery, so not only have they been quite consistently fired, they've been taken well beyond and outside the norm of what they would experience in an operational refinery.

Robert Kecseg: Yes. So this -- so actually, the length of time that this has taken and the degree of exercise that these burners have been put through in this test furnace, is the first time ever that the company has been able to do that with multiple burners. So what I'm getting at is, it seems to me that this greatly reduces the risk for investors going forward, because we've gotten through this milestone. Could you comment on that?

Jim Deller: No, you're absolutely right. And I've seen the developments to our technology and how well it has been able to accommodate the extreme demands that are being put on it, both by the very tightly spacing of the burners in this test furnace and the extremes of the operating conditions, and I've been absolutely delighted with the results that I've seen so far. I can't give specifics, but it has been a huge development in the ClearSign technology.

Robert Kecseg: And then the other area -- because of the other order on the replacing the SCR in California, I was wondering, as far as sales folks -- thinking as a salesperson, is there some knowledge out there or information about potential other SCR prospects? Because I would think with the difference in the cost, it would be a dramatic opportunity for sales, and in particular in that particular regulatory market of California. But is there information about potential other SCR installations being challenged by this technology?

Jim Deller: This is a really big opportunity for us. There's no database that we know of currently that shows exactly these projects, but that is exactly the low-hanging fruit for this technology. Now, the other [inaudible] is, just to compare and contrast, we just talked about that Exxon burner testing and how much effort we're putting into this to expand the product range and the wide range of requirements that are -- and demands that are being put on that burner. In contrast, the infrastructure project, that's -- this is the regular type of project. This is a -- the specification for this project is purely what's needed to make these burners work. This is something that will turn very quickly.

So just trying to compare the two, that order was taken very recently with a target installation of Q1 next year. The reason that we're doing the work on the Exxon project is so that we can have this kind of execution on orders going forward. This is the normal execution. So this is a very good reference project in the ideal spot of finding a client that has no other alternative than installing an SCR. That is exactly the target market that we're looking for and the low-hanging fruit for our businesses.

Operator: Our next question comes from Jeff Feinglas, a private investor.

Jeff Feinglas: I think you answered most of my question. My question was going to be surrounding the nature of the testing that would be needed for the burners for the major infrastructure plant versus Exxon. And I think what I heard -- maybe just reiterate that -- far less, I guess, expanding of testing and types of conditions, that it's far more straightforward with those guys than with the Exxon testing. Would that be correct?

Jim Deller: That's correct. And Jeff, there's more to it than that. I mean, the reason -- and I'll go back again, the reason that there is so much effort on everybody's part being put into the Exxon testing is this is really a strategic and technology-developing project. The infrastructure project is an example of a typical normal project where you have the technology developed, it's being applied to a very specific function for a specific heater, rather than in case of Exxon, we need someone stretching the technology so it'll do everything for everyone in one application.

So you'll see that this infrastructure order is turning very quickly. By comparison, there's very minimal involvement. We've taken the order, the burners are designed, they're actually under fabrication right now. And like I said, they're targeted for installation next quarter. This is the way that we should expect the ClearSign business to look once we have got our product line fully developed and tested. The Exxon testing is really our path to maturity.

Operator: This concludes our question-and-answer session and I'd like to turn the call back over to Jim Deller for any closing remarks.

Jim Deller: Well, thank you, everyone, for your time today. That completes our conference call, and we look forward to updating you of our progress as events occur. Again, thank you all very much, and have a good day.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.